UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PULTEGROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2766606
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

3350 Peachtree Road NE, Suite 1500
Atlanta,	Georgia	30326
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Junior Participating Preferred Share Purchase Rights		New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of the Series A Junior Participating Preferred Share Purchase Rights (the “Rights”) of PulteGroup, Inc., a Michigan corporation (the “Company”), which were previously registered under the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to the Company’s Form 8-A filed on March 6, 2009, as amended in the Company’s Form 8-A/A filed on April 20, 2009, Form 8-A/A filed on August 18, 2009, Form 8-A/A filed on September 24, 2009, Form 8-A/A filed on March 23, 2010, Form 8-A/A filed on March 15, 2013, Form 8-A/A filed on March 10, 2016, Form 8-A/A filed on March 7, 2019, Form 8-A/A filed on May 13, 2020 and Form 8-A/A filed on March 11, 2022 (collectively, the “Original 8-A”).

ITEM 1 DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
This amends the Original 8-A relating to the Rights issued under the Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010 (the “Original Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), as amended by that certain First Amendment to Amended and Restated Section 382 Rights Agreement, dated March 14, 2013 (the “First Amendment”), that certain Second Amendment to Amended and Restated Section 382 Rights Agreement, dated March 10, 2016 (the “Second Amendment”), that certain Third Amendment to Amended and Restated Section 382 Rights Agreement, dated March 7, 2019 (the “Third Amendment”), that certain Fourth Amendment to Amended and Restated Section 382 Rights Agreement, dated May 11, 2020 (the “Fourth Amendment”) and that certain Fifth Amendment to Amended and Restated Section 382 Rights Agreement, dated March 10, 2022 (together with the Original Rights Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Section 382 Rights Agreement”). The Section 382 Rights Agreement, which was intended to protect shareholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards, built-in losses and certain other tax benefits to reduce potential future income tax obligations, expired by its terms at the close of business on June 1, 2025.

As previously disclosed, at a meeting of the Board of Directors of the Company (the “Board”) held on February 5, 2025, due to the limited net operating losses and other tax attributes remaining that would be affected by an “ownership change” under Section 382 of the Internal Revenue Code, as amended, the Board determined not to approve an amendment to extend the term of the Section 382 Rights Agreement beyond its expiration date of June 1, 2025. As such, the Section 382 Rights Agreement and all outstanding Rights terminated and became void and of no further force or effect as of the close of business on June 1, 2025.

On June 2, 2025, the Company filed a Certificate of Elimination of Series A Junior Participating Preferred Shares (the “Series A Preferred Shares”) with the Michigan Department of Licensing and Regulatory Affairs, thereby removing the Certificate of Designation of such Series A Preferred Shares from the Company’s Restated Articles of Incorporation, as amended. The Certificate of Elimination became effective upon filing. A copy of the Certificate of Elimination is attached hereto as Exhibit 3(f) and is incorporated herein by reference.

The foregoing description is not complete and is qualified in its entirety by reference to the Section 382 Rights Agreement, including the amendments thereto, copies of which are included as Exhibits 4(a) through 4(f) to this Form 8-A/A and are incorporated herein by reference.

ITEM 2 EXHIBITS

Exhibit No.	Description of Document

3(a)	Restated Articles of Incorporation, of PulteGroup, Inc. (Incorporated by reference to Exhibit 3.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on August 18, 2009).
3(b)
Certificate of Amendment to the Articles of Incorporation, dated March 18, 2010 (Incorporated by reference to Exhibit 3(b) of PulteGroup, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

3(c)
Certificate of Amendment to the Articles of Incorporation, dated May 21, 2010 (Incorporated by reference to Exhibit 3(c) of PulteGroup, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).

3(d)
Certificate of Amendment to the Articles of Incorporation, dated May 6, 2024 (Incorporated by reference to Exhibit 3.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on May 8, 2024).

3(e)
Certificate of Designation of Series A Junior Participating Preferred Shares of PulteGroup, Inc., dated August 6, 2009 (Incorporated by reference to Exhibit 3(b) of PulteGroup, Inc.’s Registration Statement on Form 8-A/A, filed with the SEC on August 18, 2009).

3(f)
Certificate of Elimination of Series A Junior Participating Preferred Shares of PulteGroup, Inc., dated June 2, 2025 (Incorporated by reference to Exhibit 3.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on June 3, 2025).

3(g)	Amended and Restated By-Laws of PulteGroup, Inc. (Incorporated by reference to Exhibit 3.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on May 6, 2025).
4(a)
Amended and Restated Section 382 Rights Agreement, dated as of March 18, 2010, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of PulteGroup, Inc.’s Registration Statement on Form 8-A/A, filed with the SEC on March 23, 2010).

4(b)
First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 14, 2013, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on March 15, 2013).

4(c)
Second Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 10, 2016, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on March 10, 2016).

4(d)
Third Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 7, 2019, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on March 7, 2019).

4(e)
Fourth Amendment to Amended and Restated Section 382 Rights Agreement, dated as of May 11, 2020, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on May 11, 2020).

4(f)
Fifth Amendment to Amended and Restated Section 382 Rights Agreement, dated as of March 10, 2022, between PulteGroup, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of PulteGroup, Inc.’s Current Report on Form 8-K, filed with the SEC on March 11, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PULTEGROUP, INC.

Date:	June 3, 2025	By:	/s/ Todd N. Sheldon
			Name:	Todd N. Sheldon
			Title:	Executive Vice President, General Counsel and Corporate Secretary